Exhibit 107

Calculation of Filing Fee Table

Form S-8

Ceragon Networks Ltd.

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.01 per share (“Ordinary Shares”)	Other(2)	700,000	$2.72	$1,904,000	$147.60 per $1,000,000	$281.03
Total Offering Amounts					$1,904,000		$281.03
Total Fee Offsets							$0.00
Net Fee Due							$281.03

(1)
This Registration Statement registers the issuance of an aggregate of 700,000 Ordinary Shares of Ceragon Networks Ltd. (the “Registrant”) reserved for issuance under the Ceragon Networks Ltd. 2024 Equity Incentive Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that may become issuable under the Plan, by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of Ordinary Shares of the Registrant.

(2)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per Ordinary Share and the proposed maximum aggregate offering price are based on the average of the high and low prices per share of the Ordinary Shares of the Registrant as reported by The Nasdaq Global Select Market on July 30, 2024, which is within five (5) business days prior to the date of this Registration Statement.